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                                                                   Exhibit 12.2
                                                                       4/21/98
                              THE SOUTHERN COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1997 and the twelve months ended March 31, 1998
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                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                         Ended
                                                                              Year ended December 31,                  March 31,
                                              ====================================================================================
                                                     1993          1994           1995          1996           1997          1998
                                                     ====          ====          ====           ====           ====          ====
                                              ---------------------------Thousands of Dollars--------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF
 REGULATION S-K:
   Income Before Interest Charges               $1,826,864    $1,756,149     $1,900,288    $1,944,144     $2,037,380    $2,122,974
      Currently payable  federal & state
      income taxes                                 484,926       685,047        656,519       651,213        650,939       644,890
      Deferred  federal & state income
      taxes, net                                   209,376        (3,881)        86,938        56,603         23,959        19,037
      Other income taxes, net                      (17,535)        4,145         25,194        49,802        164,177       162,306
      AFUDC - Debt funds                            13,251        18,123         20,267        19,073         14,053        11,976
                                                ----------    ----------     ----------    ----------     ----------    ----------
         Earnings  as defined                   $2,516,882    $2,459,583     $2,689,206    $2,720,835     $2,890,508    $2,961,183
                                                ==========    ==========     ==========    ==========     ==========    ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF
 REGULATION S-K:
   Interest  on long-term  debt                 $  594,746    $ 567,120      $  557,199    $  530,067     $  679,696    $  707,774
   Interest  on interim  obligations                29,831        33,401         62,693       107,008        111,694       105,277
   Amort of debt discount, premium &
   expense, net                                     26,295        29,911         43,960        33,184         34,233        33,669
   Other interest  charges                          87,086        46,945         52,712        68,099        182,827       199,904
                                                ----------    ----------     ----------    ----------     ----------    ----------
         Fixed charges as defined                  737,958       677,377        716,564       738,358      1,008,450     1,046,624
Tax  deductible   preferred  dividends               4,069         3,775          3,775         3,775          2,918         2,463
                                                -----------   -----------    ----------    ----------     ----------     ---------
                                                   742,027       681,152        720,339       742,133      1,011,368     1,049,087
                                                -----------   -----------    ----------    ----------     ---------     ----------
Non-tax  deductible preferred dividends             89,398        83,614         84,482        80,841         39,823        29,865
Ratio  of net income  before  taxes to
 net income                                     x    1.614    x    1.625     x    1.638    x    1.619     x    1.804    x    1.759
                                                -----------   -----------    ----------    ----------     ----------    ----------
Pref dividend requirements  before
  income taxes                                     144,288       135,873        138,382       130,882         71,841        52,533
                                                -----------   -----------    ----------    ----------     ----------    ----------
Fixed  charges  plus  pref  dividend
 requirements                                   $  886,315    $  817,025     $  858,721    $  873,015     $1,083,209    $1,101,620
                                                ===========   ===========    ===========   ===========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                   2.84          3.01          3.13          3.12           2.67         2.69
                                                       ====          ====          ====          ====           ====         ====
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